Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HRG Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4, Amendment No.1, (Registration No. 333-224209) of our report dated November 20, 2017, except for the effects of changes in discontinued operations, as discussed in Notes 1, 5, 15, and 26, as to which the date is March 30, 2018, with respect to the consolidated statements of financial position of HRG Group Inc. and subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2017, and the related financial statement schedule II, (collectively, the “consolidated financial statements”), and of our report dated November 20, 2017 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2017, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the effectiveness of internal control over financial reporting as of September 30, 2017, dated November 20, 2017, contains an explanatory paragraph that states HRG Group, Inc.’s consolidated subsidiary—Spectrum Brands Holdings, Inc. acquired PetMatrix LLC as well as assets consisting of the GloFish operations (GloFish) during the year ended September 30, 2017, and management excluded from its assessment of the effectiveness of HRG Group, Inc.’s internal control over financial reporting as of September 30, 2017, the internal control over financial reporting associated with both PetMatrix LLC and GloFish which had combined total assets of $309.3 million and total net sales of $28.1 million included in the consolidated financial statements of HRG Group, Inc. and subsidiaries as of and for the year ended September 30, 2017. Our audit of internal control over financial reporting of HRG Group, Inc. also excluded an evaluation of the internal control over financial reporting of PetMatrix LLC and GloFish.

/s/ KPMG LLP

New York, NY

May 18, 2018